Exhibit 10.19

Dated the 28th day of April, 2011

Medical Care Technologies Inc.

and

Ocean Wise International Industrial Limited

JOINT-VENTURE MASTER AGREEMENT

Table of Contents

Chapter	1.	General	3

	2.	Parties	3

	3.	Establishment of Joint Venture Company	3

	4.	Purposes, Scope and Scale of Business	4

	5.	Total Amount of Investment and Registered Capital	4

	6.	Responsibilities of the Parties	6

	7.	Doing Business	8

	8.	Board of Directors	8

	9.	Management Organs	10

	10.	Labor Management	12

	11.	Taxation, Finance, Accounting and Audit	13

	12.	Foreign Exchange Management	14

	13.	Distribution of Profits	14

	14.	Term of Joint Venture	15

	15.	Dissolution of the Joint Venture Company	15

	16.	Disposition of Assets	16

	17.	Insurance and Confidentiality	16

	18.	Amendment of the Agreement	17

	19.	Liability for Breach	17

	20.	Force Majeure	17

	21.	Governing Law and Resolution of Disputes	17

	22.	Languages	18

	23.	Effectiveness of the Agreement and Others	18

JOINT VENTURE AGREEMENT

Chapter 1. General

In accordance with the laws of the Hong Kong Special Administrative Region (hereinafter referred to as “Hong Kong”) of the People’s Republic of China (hereinafter referred to as “China”), Medical Care Technologies Inc., established in accordance with the laws of the State of Nevada, United States of America (hereinafter referred to as “Medical Care” for the First Party) with its principal office at Room 815, No. 2 Building Beixiaojie, Dongzhimen Nei, Beijing, China 10009 and Ocean Wise International Industrial Limited, established in accordance with the laws of Hong Kong with its principal office located at 1301 Bank of America Tower, 12 Harcourt Road, Central Hong Kong, China (“hereinafter referred to as “OW” or the Second Party) hereby agree to establish a joint venture company with investment jointly contributed by the parties, at Hong Kong, China, based on the principles of equality and mutual benefit as well as through friendly negotiations on this 28th day of April 2011. The parties shall hereinafter be referred to individually as the “Party” or collectively as the “Parties”.

Chapter 2. Parties

Article 1

The Parties to this Agreement shall be as follows:

First Party: Medical Care Technologies Inc.

Its registered location: Nevada, USA

Its registered address: Room 815, No. 2 Building Beixiaojie, Dongzhimen Nei, Beijing, China 10009

Its legal representative: Mr. David Lubin of David Lubin & Associates PLLC, New York

Second Party: Ocean Wise International Industrial Limited

Its registered location: Hong Kong, China

Its registered address: 1301 Bank of America Tower, 12 Harcourt Road, Central Hong Kong

Chapter 3. Establishment of the Joint Venture Company

Article 2

Based on the laws of Hong Kong the Parties hereto agree to set up “ReachOut Holdings Limited”, a joint venture company incorporated under the laws of Hong Kong, China (hereinafter referred to as the “JVC” or “ReachOut”).

Based on the laws of China using Chinese and Foreign Investment and other related laws and regulations of China, the JVC hereby agree to establish a subsidiary in Dongguan, China (hereinafter referred to as the “Subsidiary” or “Dongguan Subsidiary”).

Article 3

The name of the JVC its legal address shall be as follows:

Name in Chinese: ________________________

Name in English: ReachOut Holdings Limited

Legal Address: 1301 Bank of America Tower, 12 Harcourt Road, Central Hong Kong

Article 4

The JVC will be a Hong Kong incorporated company. Each Party shall be entitled to the profits in accordance with the ratio of its shareholding in the capital of the JVC, which its investment bears to the registered capital, and shall share risks and profits within the limit of the capital contributed by it. The Subsidiary shall also be a limited liability company under the laws of China, where as the wholly owned subsidiary, the JVC shall be entitled to its entire profits.

Chapter 4. Purposes, Scope and Scale of Business

Article 5

The purpose of the joint venture is, under the common idea of strengthening economic and technical cooperation between the Parties, to open and operate private pediatric health center(s) in China through the Subsidiary to be established in China, by providing high quality pediatric healthcare through high caliber pediatric physicians, professional management and strong marketing of pediatric health centers to achieve the economic development of thereby attaining economic benefits satisfactory to the Parties.

Article 6

The business scope of the JVC shall be as follows:

(1)
To set up the Subsidiary in China to conduct its business, in the pediatric healthcare sector (integrated pediatric health services of a preventative nature only, health center promotion, marketing and sales, health center operation and budget, branding and design, customer service, etc.); and

(2)	Coordinate the business efforts between Medical Care and OW with the Subsidiary.

The business scope of the Subsidiary shall be as follows:

(1)
Operating private pediatric health centers (including integrated pediatric health services of a preventative nature only, health center promotion, marketing and sales, health center operation and budget, branding and design, customer service, etc.) within China; and

(2)	Such new business as may be agreed to between the Parties.

Chapter 5. Total Amount of Investment and Registered Capital

Article 7

The registered share capital of the JVC at the commencement of the joint venture of the Parties hereunder shall be ten thousand Hong Kong Dollars (hereinafter referred to as “HKD” or “HK$”) (HK$10,000).

Article 8

The investment amount and ratio of shareholding of the Parties shall be as follows:

Medical Care Technologies Inc.:	HK$65 for 65%
Ocean Wise International Industrial Limited:	HK$35 for 35%

Article 9

The Parties shall contribute as follows:

Medical Care Technologies Inc.:	cash	US$	167,500

Ocean Wise International Industrial Limited:	cash	US$	90,195

	total	US$	257,695

Article 10

1.
Medical Care shall make its entire investment payment of one hundred sixty seven thousand five hundred USD (US$ 167,500) promptly after the execution of this Agreement. OW shall make its entire investment payment of ninety thousand one hundred ninety five USD (US$90,195) promptly after the execution of this Agreement. The shares in the JVC will be issued only when the full investment payment aforesaid of each relevant Party is actually received by the JVC, their respective shareholdings in the JVC will be as stipulated in Article 8 hereof.

2.	Share certificates will be issued by the JVC to the relevant Party when such Party has completely made its investment payment to the JVC as set out in this Article 10.

Article 11

1.
Subject to the following paragraphs of this Article 11, before any shares in the JVC (“Shares”) may be sold or otherwise transferred or disposed of by a shareholder of the JVC (the “Selling Shareholder”) (including transfer by gift), all the other shareholders of the JVC (“Remaining Shareholders”) shall have a right of first refusal (“Right of First Refusal”) to purchase such Shares (“Selling Shares”); and Parties shall have the right to co-sale (“Co-Sale”) in accordance with the terms of this Article.

Right of First Refusal

2.	Before the transfer of any Selling Shares, the Selling Shareholder shall deliver to the JVC and the Remaining Shareholders a written notice (“Transfer Notice”) stating: -

(a)	the Selling Shareholder’s intention to sell or otherwise transfer or otherwise dispose of such Selling Shares;

(b)	the name of each proposed purchaser or other transferee (a “Proposed Transferee”);

(c)	the number of Selling Shares to be transferred to each Proposed Transferee; and

(d)	the bona fide cash price and/or other consideration for which, and other terms and conditions on which, the Selling Shareholder proposes to transfer the Selling Shares (“Offered Terms”).

The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Pre-emptive Shares at the Offered Terms to the Remaining Shareholders.

3.
Each Remaining Shareholder shall have the right, by serving notice to the Selling Shareholder at any time within fourteen (14) days after receipt of the Transfer Notice (“Purchase Right Period”), to purchase its Pro Rata Share (as defined below) of all or any of such Selling Shares at the same price and upon the same terms (or terms as similar as reasonably possible) as the Offered Terms, and the Selling Shareholder shall, upon receipt of the notice of purchase from the Remaining Shareholder, sell such Selling Shares to such Remaining Shareholder pursuant to such terms. In respect of a Remaining Shareholder, his “Pro Rata Share” for the purposes of this Article shall mean the ratio of (i) the number of Shares held by such Remaining Shareholders bears to (ii) the total number of Shares held by all Remaining Shareholders.

Co-Sale

4.
The Parties shall have a co-sale right to sell a proportionate part of its Shares to the Proposed Transferee together with such Selling Shareholder in the proposed sale or transfer on the same terms offered by such Proposed Transferee.

5.
The Parties may sell all or any part of that number of Shares equal to the product obtained by multiplying (i) the Selling Shares that the Selling Shareholder proposed to sell or transfer to the Proposed Transferee, by (ii) a fraction, the numerator of which is the number of Shares (on an as-converted basis) owned by the Party at the time the co-sale right is exercised and the denominator of which is the total number of Shares (on an as-converted basis) owned by the Selling Shareholders and the Party on the same day.

6.
If the Proposed Transferee prohibits such transfer or otherwise refuses to purchase Shares from the Party exercising its co-sale right hereunder, the Selling Shareholder shall not sell or transfer its Selling Shares to such Proposed Transferee unless and until, simultaneously with such sale or transfer, the Selling Shareholder shall itself purchase such amount of Shares as provided in item 5 above from the Party for the same consideration and on the same terms.

General

7.
If any of the Selling Shares proposed in the Transfer Notice to be transferred are not purchased by the Remaining Shareholders or affected by any Co-Sale right, then the Selling Shareholder may sell or otherwise transfer or dispose of such Selling Shares which have not been purchased to the Proposed Transferee(s) at the Offered Terms or at a higher price and/or better terms, provided that such sale or other transfer shall be completed and consummated within thirty (30) days after the expiration of the Purchase Right Period. If the Selling Shares described in the Transfer Notice are not transferred to the Proposed Transferee(s) within such thirty (30) day period, such Selling Shareholder shall not transfer or dispose of any Selling Shares unless such Selling Shares are first re-offered to the Remaining Shareholders in accordance with this Article.

8.
The Right of First Refusal and Co-Sale right set forth in this Article shall not apply to any transfer of Shares (i) to the holding company or the wholly-owned subsidiary of the Selling Shareholder or a wholly-owned subsidiary of the holding company of the Selling Shareholder (each a “Permitted Transferee”) provided that in each case the Selling Shareholder shall remain to be bound by this Agreement and the Permitted Transferee shall agree to be bound by this Agreement and that the Selling Shareholder shall procure the Permitted Transferee shall not transfer its Shares except to the Selling Shareholder or other Permitted Transferee(s) and further that after the transfer such Permitted Transferee shall remain qualified to be a Permitted Transferee as defined above; or (ii) consequential to the exercise of the rights and powers by the chargee or mortgagee under a charge or mortgage of the Shares.

Chapter 6. Responsibilities of the Parties

Article 12

Each Party shall, in addition to performing its obligations provided in other provisions of this Agreement, perform the following items under its responsibility and at its own expense, except where there is a separate provision in this Agreement or there is a separate agreement with the JVC including but not limited to the license agreement to be signed between the Subsidiary and the JVC (“License Agreement”) that provides for the operation of the pediatric health center (“PRC License”) by Subsidiary.

1.	Responsibilities of Medical Care

(1)	Entering into and execution of the JV Master Agreement.

(2)	Providing the medical/healthcare software technology and other necessary information, to the extent necessary for the execution of this Agreement.

(3)	Reasonable training of the software technicians and employees of the JVC or the Subsidiary, to the extent necessary for the execution of this Agreement.

(4)	Meeting the technological requirements for the JVC in localization, upgrading and further development of the medical/healthcare software and other necessary information.

(5)	Other matters reasonably requested by the JVC.

2.	Responsibilities of OW

(1)
Establishment and operation of the JVC in Hong Kong and the Subsidiary in China. Applying and negotiating approval application to the pertinent Chinese government agencies registration, acquisition of business license and other matters required for the establishment and operation of the Subsidiary.

(2)	Providing the professional management team and the strong marketing expertise. As well as the marketing communications, media relationship and established network channels.

(3)
Introducing the network of venture capital and corporate finance partners to enable the JVC and the Subsidiary to achieve the goals of being able to operate successfully in the China healthcare market.

(4)
Applying for the acquisition of the right to use the land (for operations) during the term of the joint venture relating to the land, and assisting in concluding a contract for the use of land by the Subsidiary. Provided that the terms and conditions of such a contract shall require advance consent of the other parties.

(5)	Assisting in customs clearance of licensed programs, office equipment and transportation for the Subsidiary in procuring or leasing inside China, and in transportation thereof in China.

(6)	Assisting in securing the most favorable conditions for means of transportation, office equipment and communication facilities procured or leased by the JVC in Hong Kong and the Subsidiary in China.

(7)
Assisting in acquiring at the most favorable conditions the supply of basic facilities such as water main, server system, electric power, steam, gas, roads, transportation means, communication means, air purifying system and the like for the Subsidiary in China.

(8)
Dispatching management personnel requested by the JVC and seconding management personnel, technicians, workers and other necessary personnel who are the Chinese nationality and have sufficient experiences or assisting in recruiting such personnel, and assisting in resolving labor management problems.

(9)
Assisting in obtaining entry visas, processing work permits and arranging for travels needed by the foreign nationality personnel of the JVC and by the personnel of Medical Care as well as assisting in availing conveniences for the daily life of foreign nationality personnel.

(10)	Providing the JVC with relevant laws and regulations of China concerning the establishment, operation and carrying out of business of the JVC.

(11)	Assisting the JVC and the Subsidiary in obtaining tax and other benefits according to concerned regulations granting benefits of the Chinese government and the Hong Kong Region Government.

(12)	Assisting in processing the remittance of foreign exchanges needed by the JVC.

(13)	Other matters reasonably requested by the JVC.

Chapter 7. Doing Business

Article 13

The JVC shall establish the Subsidiary in China to do business provided in Article 6 above in China.

Article 14

The trade mark(s) used by the JVC and the Subsidiary shall be as described on Appendix hereof.

Chapter 8. Board of Directors

Article 15

The JVC and the Subsidiary shall establish a Board of Directors, and the date of registration of the JVC and the Subsidiary respectively, shall be the date of establishment of the Board of Directors of the JVC and the Subsidiary respectively.

Article 16

1.
The Board of Directors of the JVC and the Subsidiary shall each be composed of three (3) Directors (including Chairman), of whom one (1) shall be nominated by Ocean Wise, and two (2) by Medical Care. The term of a Director shall be three (3) years. Provided that each Party may change the director nominated and dispatched by it during the term by giving thirty (30) days advance notice to the other Party. Provided that any damages caused thereby shall be borne by the concerned Party who shall hold other Party harmless. The term of the new Director nominated as the result of the change shall be the remaining term of his predecessor. If upon the expiration of the term of a Director, each Party desires the same person to continue his/her position, then such Director shall be re-nominated.

2.
The Board of Directors of the JVC and the Subsidiary shall have one each of the Chairman and Vice Chairman, and unless as otherwise resolved among the Parties, the Chairman shall be nominated and dispatched by Medical Care, the Vice Chairman to be nominated and dispatched by OW after consultation, and the remaining third Director by Medical Care.

3.	Each Party shall cause the directors appointed by them respectively to approve the establishment of the Subsidiary by the JVC in China at the first board meeting of the JVC.

Article 17

1.	The Board of Directors shall be the highest organ of the JVC and the Subsidiary and shall decide the following important matters (hereinafter referred to as “Matters Requiring the Board Approval”).

(1)	Amendment of the Articles of Association of the JVC and the Subsidiary.

(2)	Dissolution and suspension of the JVC and the Subsidiary or extension of the term of the joint venture.

(3)	Increase of the registered capital of the JVC and the Subsidiary and transfer thereof.

(4)	Merger of the JVC and the Subsidiary with another economic organization.

(5)	Sale of all or substantial portion of the assetsof the JVC and the Subsidiary.

(6)	Taking over substantial assets from another economic organization.

(7)	Reporting and approval of the annual budget, settlement and annual accounting of the JVC and the Subsidiary.

(8)	Deciding annual and long and medium term investment and borrowing plans.

(9)	Deciding on the proposals for the annual distribution of profits and disposition of loss of the JVC and the Subsidiary.

(10)	Approval of the principles of property disposal procedures, selection of the liquidation committee, report of the liquidation and the like of the JVC and the Subsidiary.

(11)	Conclusion, amendment or termination of important contracts.

(12)	Deciding important rules and system of the JVC and the Subsidiary.

(13)	Deliberation and decision of agenda proposed by a Director.

(14)	Sublicense of the intellectual property rights, if necessary.

(15)	Such other items for which approval of the Board of Directors is required under this Agreement or the Articles of Association.

2.
Of the resolutions of the Board of Directors, the matters provided in preceding Paragraph 1, Items (1) through (10) shall require the unanimous vote of all the Directors or their proxies in attendance.

3.
Of the resolutions of the Board of Directors, the matters as provided in preceding paragraph 1, items (11) through (15) shall require the affirmative vote of 2/3 or more of the Directors or their proxies in attendance.

4.
The detailed rules concerning the Board of Directors not provided in this Agreement shall follow relevant provisions of the Articles of Association or the rules of the Board of Directors of the JVC and the Subsidiary.

Article 18

The Chairman, for each company, if legal counsel not present, shall be the legal representative of the JVC and the Subsidiary. Each Chairman shall represent the acts of the JVC and the Subsidiary, externally in accordance with the decision of the Board of Directors. If the Chairman is unable to perform his duties, the Vice Chairman shall perform the duties on behalf of the Chairman. If the Vice Chairman is also unable to perform the duties, a Director in the other predetermined by the Board of Directors shall perform the duties of the Chairman.

Article 19

1.
In principle, the meeting of the Board of Directors shall be held once a year at the location of the JVC and the Subsidiary and the Chairman for each company shall have the responsibility for convening the meeting. By agreement of the Chairman and the Vice Chairman, the meeting may be held at another place. When more than one-third of the Directors request, the Chairman shall call the meeting. The first meeting of the Board of Directors shall be held within thirty (30) days after the establishment of each company.

2.
The Chairman of each company shall send a notice in writing to each Director stating the agenda of the ordinary or extraordinary meeting of the Board of Directors, date and place of his company. Provided that the number of days may be reduced upon unanimous agreement in advance of the Directors.

3.
The quorum of the meeting of the Board of Directors of each company shall be constituted upon the presence of majority of members or proxies as provided herein, and falling short thereof, the quorum will not be constituted and any resolution made thereby shall be void. If a Director is unable to attend the meeting of the Board of Directors, he may exercise his voting right by sending his proxy to the meeting of the Board of Directors with the submission of the power of attorney. Each Party shall be responsible for causing the directors nominated and sent by it or proxies to attend the meeting of the Board of Directors and secure their attendance.

4.
Upon agreement of the Chairman and the Vice Chairman of each company, the convening of the meeting of the Board of Directors and resolution may be substituted by writing such as facsimile circulated and resolved by all of its Directors.

5.
Of the reasonable expenses to be incurred in connection with attending the meeting of the Board of Directors, travel expenses, transportation expenses, lodging expenses meals and other the Board of Directors meeting related expenses shall be borne by each company.

6.
The minutes of the meeting of the Board of Directors shall be made in three languages of English, Cantonese and Mandarin, which shall be equally valid. The company shall keep the minutes for the duration of its term after the directors or proxies attended affixed their signatures, and shall send without delay a copy thereof to each Director after the meeting of the Board of Directors is finished.

Chapter 9. Management Organs

Article 20

1.	The JVC and the Subsidiary shall each set up, the operation management organ below the Board of Directors and shall cause to take charge of the daily operation management affairs.

2.
The Board of Directors of the JVC and the Subsidiary shall each designate one Executive Director to take charge of the daily operation, management and administration. Under the Executive Director, there shall be one General Manager and a few senior management officers, if necessary.

3.
The Board of Directors of JVC and the Subsidiary shall appoint the person nominated by Medical Care as the Executive Director and the person nominated by OW as the General Manager, and shall decide their authority, compensation and dismissal. For other senior management officers, the Board of Directors shall decide the establishment, number, selection, authority, remuneration, dismissal and the like shall be decided and selected by the Board of Directors in accordance with the need in performing the affairs of the JVC and the Subsidiary.

4.
The terms of the Executive Director, the General Manager shall be three (3) years and may be renewed. In the case of replacement during the term, the Party who nominated and sent him shall send thirty (30) days advance notice to the other Party and the Board of Directors, and shall bear all damages caused thereby, and hold other Party harmless.

Article 21

1.
The JVC and the Subsidiary shall each have the system under the guidance of the Board of Directors and the Executive Director shall be the highest person responsible for daily operation and management affairs. The Executive Director may also be appointed as General Manager and therefore act in dual capacity. The Executive Director shall represent the company externally within the scope of authority given by the Board of Directors, and internally shall exercise the authority over daily operation management.

2.	When the General Manager is unable to perform his duties, the senior management officers shall perform the duties of the General Manager in his/her behalf.

3.
The General Manager shall set up departments within the operation management organ and appoint the department managers to head each department. The department manager shall be responsible for the affairs of department in charge, handle such matters as may be entrusted by the Executive Director, the General Manager shall be responsible to the Executive Director.

4.	The General Manager shall make decision together of the followings:

(1)	Deciding the management policy, and plans for operation of health center, sale of nutraceuticals and procurement for the long and medium terms.

(2)	Appointment and dismissal of the managing director and other high-ranking officer of the JVC and the Subsidiary as well as deciding their scope of authority and compensation.

(3)	Establishment of management control organs, division and branch of the JVC and the Subsidiary as well as deciding and revocation of the authority thereof.

(4)	Establishment of the standards concerning the labor conditions such as wages of medical and administrative personnel of the JVC and the Subsidiary, and their bonus, welfare and the like.

Article 22

The General Manager shall be responsible to the Executive Director directly and shall perform the following listed duties.

1.	Submitting the following drafts or plans to the Executive Director and carrying out after approval by the Board of Directors.

(1)	Annual Business Plan.

(2)	Management policy and medium and long term development plans of the JVC and the Subsidiary.

(3)	Selection, authority, remuneration and dismissal of department managers and senior management officers.

(4)	Rules and systems concerning the operation management of the JVC and the Subsidiary.

(5)	Other matters which require the decision of the Board of Directors.

2.	In compliance with the resolutions of the Board of Directors, making decisions independently and carrying out the following matters.

(1)	Retailed implementation of items (1) through (5) of the preceding paragraph.

(2)	Establishment of the operation management organs below the department managers and the selection of personnel.

(3)	Employment, dismissal, assignment, awards, punishment and the like of medical personnel and health center staff.

(4)	Establishment of various rules, regulations and criteria concerning the daily operation management affairs.

(5)	Plan for training of medical personnel and health center staff and arrangement for execution.

(6)	Negotiation, conclusion and performance of contracts representing the company.

(7)	Other important matters in the daily operation.

Article 23

The General Manager shall also be responsible to the Executive Director directly and shall perform the following listed duties with fully consulting with the Executive Director:

1.	Submitting the following drafts or plans to the Executive Director and carrying out after approval by the Board of Directors.

(1)	Annual business finance plan.

(2)	Annual budget, settlement of accounts, dividends, disposition of losses of the JVC and the Subsidiary.

(3)	Plans for procurement, management and enforcement of finances and investments.

2.	In compliance with the resolutions of the Board of Directors, making decisions independently and carrying out the following matters.

(1)	Wages, wage form, compensation, welfare, labor protection criteria.

(2)	Finance and accounting management related affairs.

Article 24

The Executive Director, the General Manager may not become the President or the Vice President of another economic organization without prior approval of the Board of Directors, and may not involve in commercial activities of another economic organization competing against the company.

In the event that the Executive Director, the General Manager commits dishonest act or brings substantial economic loss to the company by dereliction of his duties, or there is a just reason indicating that he is not a appropriate person for the job, he may be dismissed at any time according to the resolution of the Board of Directors without making any compensation. After dismissal as aforesaid, the new Executive Director, the new General Manager shall be nominated by the Party who nominated the former Executive Director, the former General Manager and shall be appointed by the Board of Directors, their term to be the remaining term of the predecessors.

Chapter 10. Labor Management

Article 25

1.
For the matters concerning the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the JVC, the Executive Director, General Manager shall decide the detailed implementing methods according to the standards reviewed and decided by the Board of Directors shall be determined by the Board of Directors and establish the employment rules of the JVC and other related regulations.

2.
For the matters concerning the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the Subsidiary, the Executive Director, General Manager shall decide the detailed implementing methods according to the standards reviewed and decided by the Board of Directors shall be determined by the Board of Directors in accordance with the Regulations of the People’s Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment and its Implementation Rules, and other related laws and regulations, and establish the employment rules of the Subsidiary and other related regulations.

Article 26

Wage level, system and welfare of the staffs and workers of the Subsidiary shall be decided by the General Manager in accordance with the related laws and regulations of China and the standards decided by the Board of Directors. Such matters shall be adjusted in principle every year according to the business situation of the Subsidiary.

Article 27

The Subsidiary shall decide employment of the staffs and workers according to the business need and employ by selecting superior persons through the testing method. The Subsidiary shall separately enter into a labor contract with each staff and worker to be employed and file it with the agency in charge.

Article 28

The Subsidiary shall have the right to hand out, depending on the degree, reprimand, fine, pay reduction, demotion, suspension of working, advising retirement, dismissal and the like to the staffs and workers who violated various rules of the Subsidiary and the labor contract, and report the results thereof to the agency in charge.

Article 29

1.	The criteria of salary, insurance, welfare and travel expenses shall be determined by the Board of Directors and the General Manager shall have the responsibility for the details thereof.

2.	All pay and compensation of the high-ranking management personnel of the JVC shall be fixed in USD.

Chapter 11. Taxes; Finance; Accounting Audit

Article 30

1.	The JVC shall pay taxes in accordance with relevant laws and regulations of Hong Kong and receive tax preference according to relevant laws and regulations.

2.	The Subsidiary shall pay taxes in accordance with relevant laws and regulations of China and receive tax preference according to relevant laws and regulations.

Article 31

1.	The accounting of the JVC and the Subsidiary shall follow the International Accounting System.

2.
The fiscal year of the JVC and the Subsidiary shall be from January 1 by the solar calendar of each year to December 31. Provided that the first fiscal year shall be from the date of establishment of the JVC to December 31 of the relevant year.

3.
The accounting of the JVC and the Subsidiary shall employ the accrual basis and the double entry system, which are used internationally. The completeness in procedures, the perfectness in the contents and the timeliness shall be the principles.

4.
In principle, all vouchers, slips, balance sheets, and books shall be prepared in Chinese. Provided that in case where the General Manager deems it necessary, they shall be prepared in Chinese and English.

5.	The Subsidiary may use RMB as the currency for its books.

Article 32

1.
The JVC and Subsidiary shall prepare a loss and profit statement, balance sheets and other fiscal year reports for each month, each quarter and each fiscal year. The monthly accounting report shall be made by the end of the following month and the quarterly report shall be sent within thirty (30) days of the end of the relevant quarter, to each Party and at the same time, the Subsidiary’s financial information shall be submitted to concerned authorities of China.

2.
The JVC and the Subsidiary shall prepare the accounting report of each fiscal year by the end of March of the following year, and report to the Board of Directors after obtaining audit by a certified public accountant registered in China. Upon approval thereby, the JVC and the Subsidiary shall send it to each Party and at the same time, the Subsidiary will submit such report to concerned authorities of China. All reports and financial statements shall be prepared in both Chinese and English.

Article 33

Each Party may invite a certified public accountant from inside or outside China to have the annual financial situation of the JVC and the Subsidiary audited, and the other Party shall give its consent thereto. The Party conducting the audit shall notify the JVC and the Subsidiary thirty (30) days beforehand and the JVC shall cooperate with such audit and make available all books and financial records of the JVC. Provided that expenses incurred for the audit shall be borne by the Party conducting the audit.

Article 34

The Directors of the JVC may examine vouchers and accounting records of the JVC and the Subsidiary from time to time.

Chapter 12. Foreign Exchange Management

Article 35

Foreign exchange management of the Subsidiary shall follow the Foreign Exchange Control Regulations of the People’s Republic of China and the rules for relevant management method.

Article 36

After obtaining the business license, the Subsidiary may open foreign currency accounts and RMB accounts at a bank inside and outside China and other financial institution, which the Bank of China or the State Foreign Exchange Control Bureau of china (or branch Bureau) and the Executive Director General Manager of the Subsidiary recognize.

Chapter 13. Distribution of Profits

Article 37

1.	The JVC shall, according to the criteria stipulated below, carry out profit distribution and loss disposition.

(1)	Profit distribution shall not be made until the accumulated losses are replenished.

(2)	Undistributed profits of the previous fiscal year may be distributed by including in the profits carried forward in the current fiscal year.

(3)
Profits after tax of each fiscal year of the JVC shall be distributed at the end of the relevant fiscal year according to the investment ratio of the Parties, limiting, however, to the amount which, the Board of Directors approved by the unanimous vote that there will be no hindrance to the future production plan and fund plan of the JVC.

(4)	All profit distribution shall be paid in USD at the most favorable exchange rate to the Parties.

2.	The Subsidiary shall, according to the criteria stipulated below, carry out profit distribution and loss disposition.

(1)	Profit distribution shall not be made until the accumulated losses are replenished.

(2)	Undistributed profits of the previous fiscal year may be distributed by including in the profits carried forward in the current fiscal year.

(3)	Profits after tax of each fiscal tear of the Subsidiary shall be distributed at the end of the relevant fiscal year to the JVC.

Article 38

Except where there is an unavoidable situation, the distribution of profits to each Party shall be deposited in the bank account designated by each Party within forty-five (45) days after the resolution of the Board of Directors of the JVC and deposit charges shall be deducted from the profits distributed to each Party.

Chapter 14. Term of the Joint Venture

Article 39

1.
The term of the joint venture shall be ten (10) years, which shall be computed from the date of issuance of the business license of the JVC unless prior written termination notice is given by one Party to another or an event occurs as described in Article 40. Such term may be extended under the same or new terms and conditions with the written consent of both Parties, at least six (6) months prior to the expiration date.

Chapter 15 Dissolution

Article 40

1.
Upon occurrence of any of the events below to the JVC as well as to the Subsidiary, any Party (excepting the Party falling under items (2) and (4) of this paragraph) may notify in writing the other Party demanding the consultation of the continued existence of the JVC or the Subsidiary. If the Parties (excepting the Party falling under items (2) and (4) of this paragraph) cannot reach an agreement on the resolution (including purchase by those desiring the continued existence of the investment of those desiring the dissolution) within 90 days after receipt of the notice, the Board of Directors of the JVC or the Subsidiary shall submit an application for dissolution and upon obtaining approval of the approving authorities shall dissolve the JVC or the Subsidiary. In that event, each Party shall have the obligation to cause the Directors or their proxies nominated and sent by it to attend the meeting of the Board of Directors and to vote affirmatively for the dissolution of the JVC or the Subsidiary.

(1)
Where the JVC or the Subsidiary recorded the losses continuously for three fiscal years (excepting the first fiscal year) or the enumerated amount of losses of the JVC or the Subsidiary exceed 50% of registered capital.

(2)
Any Party does not perform its obligations provided in this Agreement or the Articles of Association of the JVC or the Subsidiary pursuant to the principles of good faith and mutual trust, or materially breaches the provisions of this Agreement or those of the Articles of Association, so that the business of the JVC or the Subsidiary can no longer be carried out.

(3)	Force majeure provided in Article 49 of this Agreement occurred, as a result of which the JVC or the Subsidiary suffered substantial loss and the business cannot be continued.

(4)	A Party is filed against or files for an application for bankruptcy.

2.	When the Parties agree on the dissolution, an application for dissolution shall be pursued to wind up the business and affairs of the JVC in accordance with the applicable law.

3.
When the Parties agree on the dissolution, an application for dissolution shall be pursued to wind up the business and affairs of the Subsidiary in accordance with the applicable law and be submitted as well as be dissolved through approval of the approving authorities.

Article 41

1.
When the Parties face a dispute where the board of directors or the shareholder’s meeting cannot reach a special resolution regarding the operation and management issue, both Parties shall exercise good faith effort to come to an amicable resolution.

2.
If the board of directors or the shareholder’s meeting, of the JVC as well as of the Subsidiary, cannot reach a special resolution, and such unresolved condition continues for more than five (5) months (“Dead Lock”), then the following shall apply:

(1)
In principal, as soon as possible after the occurrence of a Dead Lock, the JVC or the Subsidiary, as the case may be, shall be dissolved through the resolution of the board of directors and shareholder’s meeting.

Chapter 16. Disposition of Assets

Article 42

1.
When the JVC is dissolved upon expiration of the term of the joint venture or for other cause, the JVC shall be liquidated expeditiously in accordance with the relevant laws and regulations of Hong Kong. The assets of the JVC shall be caused to be appraised by an organization with the international reputation, which is recognized by the board of Directors and shall be sold according to the appraised amount at the most favorable prices. In the event that a Party desires to purchase the assets of the JVC, the sale will be made at the appraised amount after obtaining consent of the Parties. The right to use the land shall be disposed according to the laws and rules. All licenses issued among the Parties and JVC, shall automatically be terminated for no value.

2.	When dissolving, the JVC shall organize the liquidation committee and liquidate the properties. The details thereof shall follow the Articles of Association.

3.
When dissolving, the Subsidiary shall follow the same procedures as stated in this Article 42 but in accordance with the relevant laws and regulations of China. The Subsidiary shall organize the liquidation committee and liquidate the properties, where the assets of the Subsidiary shall be appraised and sold at the most favorable prices. The details thereof shall follow the Article of Association of the Subsidiary.

Article 43

The properties remaining after the liquidation shall be distributed to the Parties according to the then investment ratio of the Parties. The JVC shall calculate the amount of each Party to be distributed in USD.

Chapter 17. Insurance and Confidentiality

Article 44

Regarding the various insurances of the JVC, the Board of Directors of the JVC shall study and decide the objects to be insured, types of insurance, value to be insured, insurance term and the like.

Article 45

The Parties shall not disclose to any third party any confidential information of the other Party obtained in connection with this Agreement, and take measures to ensure that its employees, representatives, agents and consultants do not to disclose. The obligation above shall survive for two (2) years after the expiration or the termination of this Agreement.

Chapter 18. Amendment of the Agreement

Article 46

Amendment of this Agreement or documents attached hereto shall be valid only when agreed upon by the Parties, prepared the contents of the agreement in writing, signed, applied to the approving authorities and obtained approval.

Chapter 19. Liabilities for Breach

Article 47

In the event that a Party has failed to pay the entire amount of investment by the time limit provided in Article 10 of this Agreement, the failing Party shall pay to the JVC a penalty of 0.3% per day on the amount unpaid starting from the payment due date. If payment is not made until the lapse of one month from the payment due date, any of the non-failing Party may notify in writing asking for payment and if no payment is made until the lapse of one (1) month after the date of notice, the failing Party shall lose all the rights granted in this Agreement and may not demand the refund of investment already made. The failing Party shall be liable to the other Party and the JVC to compensate damages caused thereby.

Article 48

If a Party breaches this Agreement, as a result of which the other Party or the JVC or the Subsidiary suffered damages (including in the event of the dissolution according to Article 40), the breaching Party shall be liable to the other Party and the JVC or the Subsidiary to compensate damages.

Chapter 20. Force Majeure

Article 49

If the performance of this Agreement is directly affected or cannot be performed according to its provisions by the occurrence or consequences of force majeure which were unpreventable or unavoidable, such as earthquake, typhoon, fire, flood, strike, war (regardless whether declared or not), and other unforeseeable cause, the Party affected by force majeure shall notify the other Party of the force majeure situation and within fifteen (15) days submit the documents describing the details of the situation, and stating the reasons why this Agreement cannot be performed or cannot be performed partially, or why it is necessary to extend the entire or partial performance. The other Party shall study the measures according to the degree of influence the concerned force majeure will have on the performance of this Agreement, and shall decide whether the Party affected by force majeure should be exempt partially from performing the obligation, or whether only part or the entire Agreement should be postponed, and whether the JVC or the Subsidiary should continue considering Article 40, paragraph, item (3)

Chapter 21. Governing Law and Resolution of Disputes

Article 50

1.	The execution, validity, nullification, interpretation, performance and resolution of dispute shall be governed by the laws of Hong Kong.

2.
All disputes arising from the performance of this Agreement or in connection with this Agreement shall be resolved by the Parties through amicable consultation. If a dispute is not resolved within sixty (60) days, it should be settled by arbitration applying the Rules of HKIAC at Hong Kong.

Article 51

Pending the resolution of a dispute after the occurrence thereof, the responsibilities and obligations provided in this Agreement and the Articles of Association of the JVC and the Subsidiary shall be performed continuously.

Chapter 22. Languages

Article 52

This Agreement is prepared in English, Cantonese and Mandarin. The Agreement in such languages shall be equally valid. In case of conflict, the English version shall govern.

Chapter 23. Effectiveness of the Agreement and Others

Article 53

1.
This Agreement and the Articles of Association of the Subsidiary shall be subject to the authorization of the Chinese government of the approving authorities and shall become into effect as of the date of authorization.

2.	If conditions are attached in the authorization by the approving authorities, the Parties shall consult whether to accept such conditions.

Article 54

Notices to be given between the Parties and from the JVC as well as the Subsidiary to the Parties concerning this Agreement shall be given to the addresses below in writing or by telegraph, telex or facsimile. The Party shall notify the other Party of the change of address in writing, or by telegraph, telex or facsimile.

First party

Medical Care Technologies Inc.

Room 815, No. 2 Building Beixiaojie, Dongzhimen Nei, Beijing, China 10009
Tel:	86 10 6407 0580

Fax:	86 10 6840 6067

Second	Party

Ocean Wise International Industrial Limited

1301 Bank of America Tower, 12 Harcourt Road, Central Hong Kong

Tel:	(852) 8198 1095

Fax:	(852) 2115 9818

Article 55

When any of the provisions of this Agreement are held invalid under the relevant laws and regulations, all other provisions shall remain valid.

Article 56

The Article of Association of the JVC and the Subsidiary shall be written in accordance with the terms and conditions set forth in this Agreement. In case of discrepancy in interpreting the provisions of the Articles of Association of the JVC and/or the Subsidiary and those of this Agreement, the provisions of this Agreement shall govern.

Article 57

This Agreement shall not be nullified by the replacement of the legal representatives or authorized representatives of the Parties.

Article 58

This Agreement is executed on 28th of April, 2011 by the legal representatives or authorized representatives of the Parties.

Article 59

This Agreement shall be prepared in originals each in English and each Party shall keep one set and two sets shall be submitted to the approving authorities.

Article 60

The Parties shall cause the JVC and the Subsidiary to have the first meeting of the Board of Directors approve those items, which are made as the duties of the JVC and the Subsidiary in this Agreement.

Article 61

Neither shall provide to the JVC and the Subsidiary any illegal information, such as information collected or processed by using the illegal or unjust method; information which is immoral or harmful to good custom or the social order; information infringing intellectual property of others; information invading the honor, private life and character of others; and false or exaggerated information. If an action, claim, protest or criminal charges are brought by a third party against the JVC because of such information having been made available by either Party or its directors or employees, such Party shall at its expense and under its responsibility hold the JVC and the Subsidiary harmless and compensate damages caused thereby to the JVC and the Subsidiary.

Article 62

Other matters not provided in this Agreement and difference in interpreting the provisions of this Agreement, the Parties shall decide upon consultation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Date: April 28, 2011

Medical Care Technologies Inc.		Ocean Wise International Industrial Limited

By:		By:

Name:	Ning C. Wu	Name:	Bei Shu
Title:	CEO	Title:	Authorized Signatory